Exhibit 99.2

American Eagle Outfitters, Inc.

Second Quarter 2020 Earnings

Conference Call Transcript September 9, 2020

Operator: Greetings, and welcome to the American Eagle Outfitters Second Quarter 2020 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Ms. Judy Meehan. Thank you. You may begin.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Good morning, everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer, Michael Rempell, Chief Operating Officer; and Mike Mathias, Chief Financial Officer. In addition, Jen Foyle, Chief Creative Officer for AEO Inc and Aerie Global Brand President and Chad Kessler, AE Global Brand President will be available during the question-and-answer session.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Also, please note that during this call and in the accompanying press release, certain financial metrics are presented on both the GAAP and non-GAAP adjusted basis. Reconciliations of adjusted results to the GAAP results are available in the tables attached to the earnings release, which is posted on our corporate website at www.aeo-inc.com in the Investor Relations section. Here, you can also find the second quarter investor presentation.

And now, I’d turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Thanks, Judy, and good morning, everyone. I hope all of you are well and staying safe. In the second quarter, we delivered significant improvements throughout our business, a true testament to how well our teams are executing in these challenging times. I’m truly grateful to all of our associates across the organization for their commitment to our success and the amenity they have displayed.

Underlying our second quarter results was a continued focus on our 2020 priorities: protecting our people, preserving financial liquidity and preparing for a new future. First, we continue to run our business with the well-being of our associates, customers and partners as our top priority. This includes providing the very best health and safety measures across our offices, distribution centers and stores.

Second, we are focused on discipline growth and making good decisions to preserve cash. Second quarter financial results were impacted by store closures early in the period. Yet our performance demonstrated meaningful progress in the first quarter as we sharpen our merchandise assortments, lowered inventory and reacted to shifting customer demands.

Our online channel performed extremely well across brands. Demand rose 48%, our fastest growth rate in over a decade. Online strength was fueled by new customer acquisitions, robust traffic and strong conversion. Investments over the past several years in our digital platform, omni-channel capabilities and supply chain are providing the engine to fuel our business and keep pace with our strong customer demand.

As Michael will discuss, we are implementing strategic supply chain capabilities to support the holiday’s season and future growth. The team managed the business well, tightly controlling expenses. In total, actions contribute to a significant improvement in our financial position. We generated $173 million in operating cash flow, during the quarter, ending the period with $899 million in cash and over $1 billion in total available liquidity.

Now I’ll provide a little more color on our brands. First, Aerie posted exceptional results in the second quarter, with both record sales and margins. The momentum in this business is truly incredible. Revenues rose 32% to approximately $250 million in the quarter. Sales growth accelerated despite the impact of store closures, as nearly 70% of the revenue was done online.

Total customer acquisition increased 22% in the quarter and more than doubled in the digital channel. We saw strength across categories, as customers continue to embrace Aerie’s strong brand position, empowering messages and trend right collections. The quarter, we are pleased to launch offline, our new activewear brand, which leverages Aerie’s powerful platform, providing a fresh take, on this exciting growth category.

Over a year in the making, the timing of our debut was perfect, with rising demand for active apparel. Off-line builds are the strong results of Aerie’s leggings, sports bras and police. The early response has been absolutely terrific. I see significant runway for growth. And we are very excited about the prospects for aerie and offline. Congratulations to the entire Aerie team, for their achievements.

American Eagle’s second quarter was impacted by store closures and mall traffic decline, to a greater extent. However, we ran a healthier business, which was less promotional than last quarter, and we successfully cleared through excess inventory. AE’s online demand was strong, rising 21% in the quarter.

We also saw significant growth in online customers. AE maintained leadership in jeans and bottoms. The team is hard at work building on that strength, improving product lines and managing customer choices more effectively. We remain committed to running a healthy business, through product innovation and strong inventory disciplines.

As we announced this morning, I am thrilled to recognize Jen Foyle’s promotion to Chief Creative Officer. And her expanded role should anyway lead the creative functions for both Aerie and American Eagle. Jen is an exceptional talent, who demonstrate the ability to create, drive the ability to create, drive to optimize successful brands and businesses.

I look forward to our influence and leadership, as we continue to evolve the AE product line and marketing and produce even stronger results. Jen will also continue fuel Aerie’s tremendous growth opportunity. I’m pleased to welcome a new member to AE’s creative team, Greg as Head of Marketing. Greg has a wealth of experience building authentic customer engagement with leading retail and consumer brands. And we are very excited to have him on board.

Next, I’d like to briefly touch on culture at AEL. For many years, we have fostered an inclusive and diverse corporate culture, accepting people for who for who they are and celebrating different backgrounds and viewpoints have been at the very heart of our Brands & Company.

Several years ago, we established an inclusion diversity work stream. This year, we named a Chief Inclusion and Diversity Officer, Terry Roberts. We’re very proud of the progress we made, and this work remains an ongoing priority for AEO.

As we prepare for a near future, we are using this moment to take a fresh look across all areas of our business to ensure we are positioned for even greater success. I’ve always been passionate about innovation. And today, it’s more important than ever.

Our teams are testing new experiences and technologies to engage with customers in different ways. We’re committed to providing the best experiences in retail as I recognize how crucial this will be to our future success.

Finally, we have a long history of success with the talent experience to navigate through challenging times. Our company is in a healthy financial position with two of the most trusted and loved brands in the market today. We will stay focused on successfully managing through the near-term, while fueling incredible growth opportunities ahead.

Now I’ll turn the call over to Michael.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operations Officer:

Thanks, Jay, and good morning, everyone. I’ve been really pleased with how our team stepped up during the second quarter. They maintained smooth operations, accelerated plan projects and quickly developed solutions to meet rapidly changing customer shopping patterns and business needs.

During the second quarter, AEO’s digital momentum accelerated from already strong levels. Digital demand increased 48% compared to last year. This was an improvement from 33% growth in the first quarter, well exceeding our expectations. Aerie increased 113% to last year, and AE saw a very healthy 21% increase.

KPIs were positive across the board, with growth in traffic, conversion and AUR. Jeans, shorts, tees and swim were leading online categories. The penetration of our mobile channel continues to rise at over 60% currently. During the quarter, we saw a 45% increase in our app downloads and approximately 39 million sessions.

Our mobile app customers are the most engaged and have the highest spend levels and more than double that of non-app customers. In June, we successfully launched our new Real rewards loyalty program, which enables faster rewards at smaller increments. The new program is designed to engage more customers, create more frequent shopping and improve margin rates. We are pleased with the strong initial customer response.

This quarter, we expanded our digital footprint in key global markets. Local shopping sites opened in Japan, Hong Kong, Australia, Singapore, Taiwan and Malaysia. We also launched our new shopping site in Mexico with further upgrades planned for this fall. We will continue to focus on expansion in important international markets where we see significant opportunity for growth.

During the second quarter, we continued to fast track our supply chain transformation. We have regional hubs in Boston, Los Angeles and Chicago, with Jacksonville, Florida opening this month. Working in conjunction with our primary fulfillment centers, these hubs will provide improved delivery performance, cost benefits and sufficient capacity for us to manage digital demand for the back half of the year.

Our teams have added additional logistics partners to ensure sufficient delivery capacity during the upcoming holiday season. Given our expected strong growth in the digital channel beyond this year, we intend to strategically position additional distribution capacity in 2021 and beyond.

Moving to sourcing. Our strength in this area was evident in the second quarter. Our team’s work on costing resulted in positive markup across both brands. Notably, although we have significantly cut back on our inventory receipts, we have continued to honor our obligations to vendors and support their liquidity with timely payments. As a result, our vendor relationships remain as strong as ever, and we have secured available chase capacity for the balance of the year.

As we look to the future, fueling Aerie’s growth is a major priority. In 2019, Aerie generated almost $800 million in revenue, and it remains on pace to reach $1 billion in short order. We are confident that the ultimate potential is far greater than that.

Even with our success in recent years, we still have significant white space in core areas like intimates, swim and lounge. These categories represent a combined $40 billion addressable market. In addition, off-line offers even more growth potential within the $16 billion women’s active apparel market.

As Jay mentioned, Aerie’s digital channel has consistently exceeded expectations. However, as we look to fuel Aerie’s growth, stores are also an important selling channel and customer touch points. We know that stores generate increased brand awareness, expand customer reach and raise average spend in underpenetrated markets.

We expect that Aerie will continue to have a digital penetration above 50%, supported by a highly productive and profitable store fleet. This year, we plan to open 25 new Aerie locations. This includes a few freestanding offline by Aerie stores, with the first location coming this fall in Nashville.

Lastly, although these are challenging times, we are excited about the future. We’re executing well and positioning our business to emerge with strength. I’m grateful for the efforts of our teams and want to send a big thank you to our associates and partners around the globe who continue to support our business.

With that, I will pass the call over to Mike.

Mike Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Michael. Good morning, everyone. During the second quarter, our teams demonstrated incredible resiliency, and we’re laser-focused on the value creation levers within our control. The top line strengthened as stores successfully reopened, the digital channel accelerated and Aerie posted exceptional growth.

Back in March, we instilled operational disciplines, cut inventory receipts, reduced spending and took numerous steps to preserve cash. These actions resulted in sequential improvement in operating earnings and positive cash flow in the second quarter fortifying our financial position.

For total AEO, revenue declined 15% to last year, primarily due to the impact of store closures and weaker mall traffic. In addition, we lapped a $40 million benefit from Japanese license revenue in the year ago period.

Store revenue declined 43% to last year. As a result of closures, we had the equivalent of 32% fewer selling days in the second quarter relative to last year. Reduced store hours and weak mall traffic were also headwinds, offset by a very strong conversion rate.

Open stores during the second quarter delivered roughly 85% sales productivity to last year, with May and June over 95% and July coming in lower as we lapped our historical high-volume back-to-school peak weeks.

For the total company, gross profit declined 31%, reflecting a reduction in store revenue and higher delivery and distribution center costs, primarily due to higher digital transactions and an increase in cost per shipment.

In addition, recall that we lapped a gross profit benefit from the Japanese licensing revenue recognized in the year ago period. These headwinds were partly offset by lower rent expense, reflecting negotiations with our landlords and the impact of impairments taken in recent quarters.

We also benefited from an increase in markups and markdowns were well controlled. As a percent of revenue, gross margin of 30% declined from 36.7% last year. SG&A expense declined 12% due to cost controls implemented across the organization and lower operating expenses from store closures.

Expense management remains a focus. And since the COVID crisis began, the company has executed significant operating expense reductions versus our initial plan, primarily in SG&A. We reported an adjusted loss of $0.03 per share in the quarter. Our adjusted EBITDA was $43 million, which compared to $132 million last year. Excluded from these results is $15 million in pre-tax incremental COVID-19 expenses and restructuring charges.

Our cash generation was strong during the quarter with $173 million operating cash flow. As a result, we ended the quarter with $899 million in cash and short-term investments after repaying $130 million of our outstanding borrowings under our revolving credit facility. After the quarter ended, we repaid the remaining $200 million outstanding balance.

Our only debt currently outstanding is our $415 million convertible note issuance. Preserving our liquidity and balance sheet strength remains our major priority, and many of our recent cash preservation actions will continue over the balance of 2020. For example, last quarter, we suspended our cash dividend and share repurchases were put on hold. Our current expectation is that we will not pay a dividend in the back half of the year.

In addition, we meaningfully reduced our capital spending plan, lowering our guidance to a range of $100 million to $125 million, down from $210 million last year. This remains our expectation and year-to-date capital expenditures of $61 million are down from $92 million in the first half of 2019.

We also continue to manage our inventory with discipline. Our quarter end inventory declined 21%, primarily driven by reductions in American Eagle, as we cut receipts due to store closures and our inventory optimization initiatives. The proactive cut to inventory receipts early in this crisis enabled us to improve total company AURs, control promotional activity and end the second quarter with inventory positioned well.

We have a similar lead disciplined plan for the back half of the year, given uncertainty surrounding the COVID-19 pandemic. In AE, we are clean on product heading into the fall season and we are executing on more narrow and focused assortments that require less upfront inventory buys. In Aerie, we continue to invest in inventory to support our growth momentum.

Moving to stores. We are actively evaluating our fleet and plan to increase closures over the next several years and reduce the fixed costs associated with our stores. While our fleet remains important for distribution and customer engagement, the recent success we have had acquiring customers through our digital channel and fueling our online growth, gives us additional confidence in our plan to reduce our footprint.

At the end of this year, we expect to close 40 to 50 locations, which have been specifically chosen based on lease tenure, mall profile, proximity to other stores and customer engagement levels. We are very confident in our ability to transfer customers and sales from these locations. We will rigorously monitor and analyze the results. And based on these learnings, we’ll identify additional EU locations to close. We have almost 250 leases expiring this year and a similar number next year as well as an average lease term under 3.5 years. Our flexible lease portfolio will allow us to quickly exit locations that no longer make sense.

Although we are not providing forward guidance, I can share some directional comments. As you know, the American Eagle brand is the leading back-to-school shopping destination. In fact, key periods in July and August represent some of the brand’s highest volume weeks of the year.

As many other retailers have previously noted, the uncertainty and delayed starts to back-to-school have put pressure on the sales for the period, especially as we have lapped our peak volume weeks. This year, we expect demand to be spread over a more extended timeframe post Labor Day into September. We are encouraged by recent performance as we have moved past those historical high-volume periods.

In closing, as I discussed last quarter, we are responding to the current crisis by resetting our organization to better position it for sustained success.

During the second quarter, we made progress in areas like inventory and expense management and capital efficiency and additional work is underway. With over 90% of our stores currently open and the online channel continuing to perform well, barring an escalation of the pandemic, we expect to see continued sequential improvement from the first half of the year. We are in the process of updating our long-term value creation strategies to ensure we capitalize on Aerie’s growth opportunities, improve AE’s profit and returns and optimize our go-to-market structure and supply chain network.

With that, we can open the call up for questions.

Operator: Thank you. At this time, we’ll be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of Matthew Boss with JPMorgan. Please proceed with your question.

Matthew Boss- JP Morgan Analyst: Great. Thanks. So maybe to start at the Aerie brand. Could you speak to the inflection that you’re seeing in customer behavior as the brand’s momentum continued through August? And just any way to help size-up opportunity of this business multiyear? Maybe any perspective on the size or margin profile longer-term would be really helpful.

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Sure. It’s Jen. Thanks for the question. Look, I think the team has done an amazing job position Aerie for growth. We had a five-year plan to get to $1 billion, and we’re pretty much on that plan at the end of this year. So a midst of this pandemic and all of the crises that we’ve seen out there, the team rolled up their sleeves and drove to a strategy that we positioned five years ago. Obviously, the product assortment in Aerie, our natural adjacency to what’s going on out there, and so when we looked at the business, when March hit us off, we really repositioned flows, repositioned products, repositioned everything we need to do, including driving the direct business.

Our customer acquisitions are more than doubling and we continue to see that acceleration. So the teams have been really strategic on bringing customers over into the Aerie brand. I love working for this company and working for Jay and his team, because he’s always coming from a position of strength. When people are closing, bankruptcies are happening, we’re opening up doors. And I think that’s one of the most important things we can continue to focus on as we grow – a yield portfolio. There’s weakness out there, and there’s business taken a lot of market share.

That said, we have a plan to get to $1 billion in Aerie, and I think there’s more acceleration to be had based on the demand from the customer. And even in some of the categories that one would expect, swimwear had an exceptional run in Q2. Who would have thought, I don’t who’s wearing bikinis on Zoom meetings, but somebody is because we regained that share, and I’m certainly excited with that business. So there’s so much opportunity here. We mentioned off-line. We’re opening up two new stores. The demand was there. We saw it. And what I love what’s happening is Aerie naturally built off of AE’s metrics and where we should open stores and how we should leverage that Intel. And then now what we have is we have Aerie in over 300 locations, and now we can leverage that, all those metrics to really grow off-line.

So I think be more excited. And Michael mentioned that’s a $16 billion opportunity. So we’re going to continue to chip away, but I can only add that we will always remain hungry, and there’s always opportunity to do better year-over-year.

Matthew Boss- JP Morgan Analyst: That’s great. And then just a follow-up on gross margin, how are you planning mark on in the back half relative to expansion that you saw in the second quarter? And similarly, for markdowns, how are you thinking about third quarter and back-to-school markdowns or promotional activity that you’re seeing out there, whether with your own product or laterally across the mall?

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: In Aerie, we’ve been really highly focused on pulling back on promotions and getting paid for all the work we put into our product. And we’ve seen, obviously, our margins accelerate, and we’re going to continue to focus on that, going back on promotions and driving better quality value relationships. And that will happen the same for AE. They’ve done an amazing job positioning this for acceleration next year. We have lots of opportunity on that side of the business. And I think they’ve been very cautious and smart about positioning growth for next year.

Operator: Thank you. Our final question will come from the line of Kimberly Greenberger with Morgan Stanley. Please proceed with your question.

Kimberly Greenberger – Morgan Stanley & Co. LLC Analyst: Great. Thank you so much. The inventory is looking really quite clean here coming out of Q2. And I wanted to see if you could give us a little bit more color on the ability of your supply chain to really react where you’re seeing demand in the product. Are there a number of weeks that you could cite in terms of when you see demand, how quickly could you get that product back into store? If you, for example, are running low in certain categories. We’re just looking for color on the responsiveness within the supply chain. Thanks.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operations Officer: Hey, Kimberly, it’s Michael Rempell. I’ll take that question. Yeah look we’re certainly proud of the team’s efforts from a sourcing perspective. We discussed in our last call that we did aggressively clean inventory in the first half of the year to prepare for the second half of the year. So when you’re looking at inventory being down 21%, the composition of that is really all fresh product for fall. And what we did is, in conjunction with positioning inventory conservatively, we’ve positioned fabrics and capacity with the majority of our key suppliers to allow us to chase the business.

So we feel very confident that as the business is trending. And as we’re seeing changes as we are today, we’re responding on a continual basis to further resign the assortment and get in the product that’s working. Our chase is generally 30 to 45 days. So we’re still making calls today that are going to affect the holiday season.

Kimberly Greenberger – Morgan Stanley & Co. LLC Analyst: Great. That’s very encouraging. And Michael, could I just ask one quick follow-up on your store closure discussion. It sounds like you’re taking a good hard look at the fleet. And I’m wondering if you could just tell us if you could wave a magic one and have your fleet downsized to what you would characterize as perhaps a more ideal level, understanding areas growing, and American Eagle is the brand that you would expect to downsize what does your optimal store fleet number look like here in the U.S.?

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Kimberly, this is Jay. We’re still looking at that. We’re setting that like on a regular basis. And we still don’t have the answer, but we’re very close to having an answer. But Michael, if you want to answer that you could answer it to?

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Yes. It’s Mike Mathias. I can jump in. Yes. As we said, we’re going to close 40 to 50. We have at the same time, our real estate team reviewing our market studies again for post-COVID expectations store-by-store, market-by-market. We have 250 leases expiring at the end of this year, another 250 in 2021. So those 500 stores are definitely a focus of those market studies.

And we believe there will be some rationalization in place in terms of number of doors within that 500 beyond the 40 to 50 closures, could be repositioned, square footage rationalization. There’s definitely a lot of work underway and we’ll have more answers down the road. But we don’t have a specific number as of today.

Operator: Thank you. Our next question comes from the line of Janine Stichter with Jefferies. Please proceed with your question.

Janine Stichter – Jefferies LLC Analyst: Hi, good morning. Thank you for taking my question. I want to speak a little bit more into the back-to-school trends. Is there any way you’re able to provide some perspective on the performance you’ve seen in markets where schools had actually gone back? And then understanding the season will look a lot different this year, do you have any expectations for overall recapture of back-to-school business versus let’s say, a typical year? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure Yes. So back-to-school, we are the brand of choice as Mike said for back-to-school. And largely based on being the jeans brand for this generation. Back-to-school definitely started later. It started later across the country, and we saw demand start later. That impacted both Q2 and the beginning of Q3. What we’re seeing is schools typically go back at all different times. And we look at early, mid and late back-to-school markets. And we did see a significant impact sort of as the calendar rolled through those markets, and we saw the decline in mall traffic and demand that Mike talked to. But as we normalize this season or get past those peak time periods, we are seeing demand return to a much healthier level.

So through the month of August, as we got past early peaks, which happened in July, late July, we saw those markets return to a much healthier level and then mid markets. And now we’re seeing — this is a time of here that the Northeast goes back-to-school and we’re seeing business returned to more normal levels there. So it seems like that curve really flattened out and what we’re optimistic about and hopeful with what we’ve seen in last couple of weeks, is it actually looks like the demand is carrying into September in a stronger way than what we’ve seen in the past. So that really gives us optimism through the quarter as back-to-school continues.

We’re also really excited because even in this time, we’ve been gaining share in our signature category of jeans. And we’re seeing in back-to-school, as the business returns to better levels, we’re seeing the comps improve in jeans as well. So we’re not walking away from a lot of great short-term opportunities in soft dressing and comfortable addressing, but it’s really nice to see the jeans business, see healthy trends as we get through back-to-school as well.

Janine Stichter – Jefferies LLC Analyst: Great. And then just a follow-up. It sounds like back-to-school could potentially linger into maybe even October this year. How are you thinking about planning quality? Will you start the marketing or the for set earlier that’s what we’ve heard from other companies. I’m just wondering how you’re thinking about planning the timing of the flow?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yes. So what we’ve seen — we’ve seen a lot. We are expecting back-to-school to continue into Q3 than usual and those are the translating now. And then for holiday, like a lot of other retailers with the capacity constraints and traffic that we’re seeing in malls, we are going to look to see if we can pull demand up earlier in Q4 before the peak Thanksgiving week. So we are looking at strategies to do that. I feel really good about the Q4 assortment. We’ve reacted really aggressively what we started seeing after a COVID hit and people started getting from home. So I think formats for Q4 looks great. We are looking to engage customers and pull volume forward and also of course, making sure that we’re maximizing both channels, at the times, it seems right for them.

So, on top of all that we have a great holiday campaign. And I think we’ll cut through a lot of the noise in the mall. So, I feel confident in Q4. And I feel — and I think our strategies of trying to ship volume, will hopefully playout.

Operator: Our next question comes from the line of Paul Lejuez with Citi. Please proceed with your question.

Paul Lejuez- Citigroup Global Markets Inc. Analyst: Hey. Thanks, guys. Curious if you could maybe give just a little bit more color on what you saw in the first half of August versus the back half. And how that shook out stores versus online?

And then, just bigger picture, I mean you mentioned opening some stand-alone off-line stores. Just wanted to see, what the thinking was behind a separate box.

Would you use that product a little bit more in either the Aerie or American Eagle Box and perhaps as an additional traffic driver if that product is so strong? I just wanted to understand the decision to open more stores there. Thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Sorry about the technical difficulties. So of course, as we continue to open up stores, we’re starting to see momentum there. And Chad mentioned, certainly, as we move to Labor Day. And post Labor Day.

So again, we will continue to leverage the store openings. And we’re just seeing nice metrics coming out of the stores that are open. So again, that’s something that we’re constantly monitoring. And managing the inventories with direct and the new store and all the store openings, as we move, hopefully out of COVID, fingers crossed.

That said, thinking about, — can you just remind me of your second question, sorry, the technical difficulty threw me a little bit.

Paul Lejuez- Citigroup Global Markets Inc. Analyst: Yeah, sure. Just the off-line concept, you said I think, you’re opening some separate boxes?

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Certainly, yeah. So as a reminder, a big — about one-third of the store right now is with our off-line product. So we expanded that assortment as we had incredible leads on the business. That said, as I mentioned in my earlier comments, it’s warranting its own space and capacity. And so thus, the two stores that we’re opening up on the back half of this year, we’re going to learn, test and scale on that.

It’s just amazing the demand that our customer is asking for. It would only allow us to expand all of our other categories and be dominant, in intimates, swim, some of the other soft dressing categories, certainly, Bras & Bralettes. So I think, we’re going to continue to monitor that and grow some of our tried and true businesses, as we expand off-line. And then make sure there’s an assortment of off-line always in an Aerie store, if we’re not expanding into the same mall.

And then again, don’t forget, with our direct results we will always continue expansion there and leverage and drive the direct business as hard as we possibly can, because as you know, that’s where we see so many new customers coming into our door.

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: And Paul, it’s Mike. If I can add a little more color to August, just your specific question on weeks. There isn’t — wasn’t really a big difference in the weeks in August, but because all — in the American Eagle brand, especially, it’s a business, typically the entire month. But just to be clear, we planned August down. We anticipated that, the uncertainty around back-to-school timing was going to shift customer behavior. And that’s exactly what happened. And as Chad said, we’re very encouraged about the first 10 days of September here in terms of how we plan the business, the monthly cadence, and it looks like it’s come to fruition for us.

Paul Lejuez- Citigroup Global Markets Inc. Analyst: Thank you. Good luck.

Operator: Our next question comes from the line of Simeon Siegel with BMO Capital Markets. Please proceed with your question.

Simeon Siegel – BMO Capital Markets Analyst: Thanks. Good morning. Hope you are all doing well through all this. Jen, can you speak to the AE versus Aerie margins at this point and where you see those longer-term? And then sorry, I assume, I must know this, but can you just remind us whether there’s any lingering impacts from the Japanese license royalties? Thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Mike, did you want to take the overall margin comment? And we continue to see increased margins growing year-over-year, and it was a strategy for us to continue to build quality, build out AURs. And like I said, balance out against our value pricing strategies. The same for legal. I think, they’re positioned for margin acceleration next year. We have lots of opportunity, not only in denim, but in tops, which traditionally run higher margins. So I think as we look at those assortments and start to head into next year, I think there’s tons of opportunity there. And like I said, Chad has built an amazing denim business. And I think we have a lot of opportunity to get market share — and I don’t know, Michael, do you want to take the balance of that question?

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Yes. The Japanese license royalty that question — that piece of the question. There is no lingering effect into the third quarter as of the year. It was all isolated to the second quarter.

Simeon Siegel – BMO Capital Markets Analyst: Great. Thanks a lot. Best of luck. See you.

Operator: Our next question comes from the line of Kate Fitzsimmons with RBC Capital Markets. Please proceed with your question.

Kate Fitzsimmons – RBC Capital Markets Analyst: Yes. Thanks very much. I guess, first, I was wondering if we could provide an update on digital profitability today versus what you are seeing in stores as you’re managing around some of these higher fulfillment costs that you are seeing, it sounds like some rent relief here. So just where are we with the delta between the channels?

And then next quickly, Jen, congratulations on the expanded role. I guess, just now that you’re going to be taking a look greater look at the Aerie — excuse me, AE brand, what are some of the guardrails being put up around the brands in order to make sure that the positioning remains really differentiated here, just so that we can gain confidence in Aerie’s trajectory certainly go forward as well as certainly improvement at the AE brand into next year? Thank you.

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Hey, Kate, it’s Mike. I can take the first part of the question. So in terms of channel profitability, a lot of the initiatives we have underway in optimizing costs and especially in inventory, have a definite benefit to the digital channel. Inventory optimization, especially with choice count reduction, SKU count reduction, historically, we’ve seen some margin pressure by having too much inventory and quite frankly, maybe being over assorted. And that is definitely part of that initiative, and we’re starting to see that, especially with inventory being down right now in the back half and choice count and SKU count reductions being a big part of that work. So we don’t expect margin pressure to the digital channel.

And then I think like will hit on some things in terms of supply chain efficiencies and cost optimization, those things that we’re working on in terms of delivery, overall supply chain costs will also have a benefit to the digital channels. We actually expect there not to be a significant gap go forward, especially into 2021 and beyond. And we’re expecting a very healthy margin as the digital channel in both channels.

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Yes. And thinking about differentiated brands, let me first say that we both are rooted and real. I think AEO has done an amazing job with their selfie campaigns and allowing individuality. And of course, Aerie real, the body positivity platform has given us so much runway.

As I think about differentiation, let’s just go back to our roots. AE is rooted in denim and Aerie is rooted in intimate and layering. So, I think there is opportunity to make sure that we’re always sort of expanding on the DNAs of both of our businesses. And there are always going to be trends that do cross over.

And I think this will give us opportunity, Chad and I to partner together and really leverage each brand’s DNA while maximizing and getting as much market share in any categories that are slightly crossover, again, with making sure that we’re defining each brand with their inherent piece of their business, denim and intimates.

So, that’s the way we’re thinking about it. And we brought in Craig Brommers in marketing. I think he’s going to do a great job. This is his expertise really building brands and bringing life to brands, and I think he’s already had some great point of views.

And Chad and I are going to — I think it’s going to be like the new Sunnie and Cher duet. We’re going to hold hands and build these brands and continue to create as much and gain as much market share as we can, because there’s much to grab out there, thinking about some of our competition and who’s closed over the past year. So, looking forward to that.

Kate Fitzsimmons – RBC Capital Markets Analyst: Great. Best of luck.

Operator: Thank you. Our next question comes from the line of Susan Anderson with B. Riley FBR. Please proceed with your question.

Susan Anderson – B. Riley FBR, Inc. Analyst: Hi, good morning. Nice job managing the quarter. I was wondering, Chad, if you could talk about the trends, I guess, in tops, I know you came into the year with some sales not working. I mean I guess do you feel like you fix those issues, both in men’s and women’s. And then, it looks like you’ve definitely shifted much more casual type tops. So, just curious if there’s any reads on how those are performing?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. Yeah. And we did come in to the year saying that a lot of work to do in tops. And I do think we have a lot of opportunities still to go. But even with all the craziness of COVID and all the work we did to get Q2 really start to finish Q2 really clean. We have made and seen progress, both in men’s and women’s tops. And women’s were really benefiting from a lot of silhouette change. As the bottoms get a little looser in the tops, we’re seeing some more fitted tops starting to do really well and finding a balance between that and oversize. I think we’re seeing a nice acceleration there.

We also have made it a key point to focus on fleet through the COVID and also just as an overall trend and really seeing nice business in Q2 and through back-to-school there. So, I feel like we’re seeing good progress in women’s tops. And then in men’s, we’ve also started seeing improvement there. I think we lost our way a little bit, getting away from some core things like soft and some more balance in the assortment across all the categories. We’re seeing great business across fleece and tees there. And then we’re really excited. We’ve reintroduced for back-to-school, a new version of the Eagle of the American Eagle icon, which is something, obviously, only we can leverage, and customers have responded really, really well. We’re really excited about that re-launch.

So, I think we are definitely starting to see progress in both the tops areas, and we look to leverage that through the rest of the year and into next year. And I think as Jen said, I’m really excited to work with Jen on the AE Brand, and I think we have a ton of opportunity in tops as we go forward.

Susan Anderson – B. Riley FBR, Inc. Analyst: Great. That’s very helpful. And then I guess just one follow-up on store productivity. I think May, June were better than July. I guess as you cycled the peak back-to-school season last year. Do you feel like now it’s kind of stabilized or I guess moderated? How are you expecting that to pan out in the back half of the year? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think we’re seeing, as I said, as we went through, cycle through the early mid and late back-to-school market, we certainly saw an impact to productivity in the stores. I think Mike mentioned in his prepared remarks that we saw the dip going into July and continuing into August in terms of productivity. I think the other change we just need to see is how traffic continues through the fall season. But we built the plans of a model of leveraging that traffic and driving healthier sales and what we’re seeing in the traffic and driving better margins than what we’re seeing in the sales. So, we are seeing that come to fruition and expect to see that continue to fall.

Susan Anderson – B. Riley FBR, Inc. Analyst: Great. That’s helpful. Thanks. Good luck in the back half.

Operator: Our next question comes from the line of Matt McClintock with Raymond James. Please proceed with your question.

Matt McClintock- Raymond James & Associates Analyst: Hi, yes, good morning everyone. A couple of follow-ups. Just on the 40 and by the way, also congrats Jen. On the 40 to 50 store closures, how are you thinking about transfer of that volume? And I know it’s probably different for every store, and I know that you’re still in the planning process for this. But any general rule of thumb of how much you can typically pick up with other stores, how much you can take up online? And how much kind how much kind of dissipates and just disappears? Is one-third, one-third, one-third, is that the way to think about it?

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operations Officer: Yes. This is Michael Rempell. It’s something like that. I mean, we’ve done this in the past, and we’ve seen very good results actually with transfer, that we’ve seen that we’re able to transfer a good percentage of store sales, given the size of our fleet to another store or to the web. And generally, that increases profitability. The challenge that Mike was outlining is, what we want to prove that we can do successfully is not just transfer sales. But also continue to acquire customers in those markets.

So, we have a pretty thoughtful plan laid out to not only transfer sales, but make sure that our customer acquisition stays strong and that we’re able — we’re actually able to increase profitability as a result of closing stores even if those stores were historically profitable.

Operator: Thank you. Our next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet J. Kloppenburg – JJK Research Analyst: Hi good morning everyone. I wanted to — and I got on a little late, so I may have missed it, but are you able to discuss or delineate current trends at Eagle versus Aerie right now? I was just thinking Aerie may be a little less vulnerable given its exposure or focus on active and athlete and intimates. And I was wondering how we should be thinking about the productivity at Aerie versus Eagle here in the third quarter? And also, Chad, as you think about 10 consumer behavior because of COVID more working from home, et cetera, how does that work into your inventory investment for denim as opposed to more casual active bottoms? Thanks so much.

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Thank you. It’s so amazing the market share that denim continues to dominate in. And I think it goes back to Chad and team how unbelievably comfortable our denim bottom are. It is practically like wearing a jegging – or I’m sorry, legging. So I think they’ve done a nice job with the ability to kind of weather the storm of all the soft dressing. And I mentioned it earlier, Janet, you might have joined late. But even in area, we’re seeing some categories, not just what we’re hearing from our competition that’s working. Obviously, soft dressing fleece. Our broad categories trended in Q2 incredibly well, legging, sports for us, I mean you name it, we really saw all categories firing.

And I think our opportunity is, as we look ahead in the future, Chad and I to work together and grow market share together as a unified team with separate identities. And I think in the future, when we come out of this, there’s going to be passion opportunities all over. I think we’re going to see trends emerging that we’ve never seen before and that we can capture in the AEO business, and then continue to drive Aerie and grow that soft dressing and leisure piece of the business. So the good news is, in all these meetings, girls are still wearing tops. So that’s a huge opportunity for us in American Eagle and in Aerie, and they want to be comfortable. And it’s something that we’re always focused on in both brands. So I think we have a lot of run way and lot of opportunity in the future.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Hi, Janet, in response to your question about jeans investments. We definitely want to leverage short term opportunities, as Jen mentioned, across joggers and leggings. And we’re also making a very keen point, as Jen also said, to emphasize the comfort and the fit of our jeans. But there’s definitely a short-term opportunity in land some addressing and in tops. And we are shifting in our investments there. But long-term, we remain committed to being the number one brand in America. We gained jeans share to in our target a range, one and four pairs of jeans sold is now in American Eagle – to women is now American Eagle. It’s really incredible, the strength of that business. And through Q2, we saw double-digit growth online for our jeans business.

So that business remains healthy. And as I said, as we came through back-to-school and enter into September, we’re seeing the jeans business continue – we are chasing some of the new silhouettes and jeans through the fall season. So in total, we’re trying to take advantage of broad term opportunities. Long term, we continue to be very bullish on jeans.

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: And Janet you’re accurate, it’s Mike. You’re accurate with your assessment of sort of the impact of back-to-school and the brands, the crazy hyper peaks we built in the American Eagle brand historically. Put more pressure on the AE brand or back-to-school, but Aerie is less impacted by this customer behavior shift in business that we’ve seen in the back-to-school period.

Operator: Our next question comes from the line of Oliver Chen with Cowen. Please proceed with your question.

Oliver Chen- Cowen & Company LLC Analyst: Hi. Good morning. On the earlier comment about the narrow and focused assortment, what are the implications there for AUR as well as inventory planning and efficiencies you can drive there and the opportunity you see with classifications? Would also just love your view the consumer – the Aerie consumer relative to the AE consumer? And how you’re thinking about cannibalization risk as there’s classifications that are similar both? And I’m just wondering how the consumer is reacting to where they should go in the context of looking for bottoms or other apparel? Thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Chad, do you want to answer the first part and I’ll go second.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. I think – hi, Oliver. The narrowed assortments, I think, will be a big benefit. I think over the past couple of years. We got to look too broad in both channels. We know we can drive more productivity focused on the key items. And I think that, that depth there will be benefit of both in stores and online. And we’re already seeing that reflected in healthier AUR and healthier margins so far in the quarter. I think that we’ve got — I think when you look back to last year, we were over weighted in inventory, part of that driven by the longer tail in the assortment. So I think it’s — this is something we went aggressively after narrow — getting more narrow and more focused. I think it helps it was upfront costs, being deeper hubs of product costs. And then being narrower helps with markdowns at the end of the quarter. So we think this is a good strategy. We still have plenty of choice to drive the business and a lot of opportunity to grow the top.

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: And Oliver, thanks for the question. And I believe that this is even more of an opportunity for Chad and I to partner and make sure that, again, we’re rooting our businesses in what we see in AEO’s — AE denim and Aerie lounge. And of course, we’re going to take advantage of trends in both categories. But again, ensuring that our looks are grounded in those businesses, I think, will help to delineate even more recently and over the past year, we’ve seen trends in both businesses that we’ve both been able to maximize and dominate in. And I think there’s still opportunity there. So I think as we grow there’s simply market share to be had with ensuring that each brand stands for its DNA and making sure that the looks are geared towards that. So — and we will definitely distort those looks and make sure that those businesses are bonded there.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Okay. Melissa we’ll take one more call.

Operator: Our next question comes from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey – Telsey Advisory Group Analyst: Good morning everyone and congrats Jen. As you think about the regional hubs and the supply chain transformation that has occurred, what do you see that opportunity on the SG&A side? How much could that give you? What’s the capacity that you can garner now? And then just lastly, as you think about the loyalty program, any updates on loyalty — on the loyalty program, the metrics or frequency and what type of customer you’re garnering? Thank you.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operations Officer: Okay. Great. Hey, Dana, it’s Michael. I’ll take your question. Yes, the supply chain transformation, we’re really excited about. We talked about it a little bit on the last call but we essentially had a 3-year plan to change the landscape as it came to our supply chain capabilities. And with the onset of COVID, we escalated and are completing a lot of it in 2020. In the second quarter alone, when you look at it, we added three new distribution centers, on boarded new logistics partners. We brought live new returns processing and technology. And we consolidated inventory planning into the supply chain in order to speed kind of flexibility with inventory and our agility. We also built out more advanced analytics and decision science capabilities and are starting to use machine learning in terms of how we position inventory.

All these new capabilities are designed to not only provide faster delivery to customers, faster delivery to stores, but allow us to use inventory more efficiently. And ultimately, lower delivery costs and distribution costs. Everyone expects, we expect — I think the industry expects that e-commerce capacity is going to be limited this holiday. But I feel great about the plans we put in place. We’re going to have plenty of capacity. We’re going to be able to provide great service levels.

We’re trying very hard to leverage costs, certainly our e-commerce costs against last year’s costs, and I feel good that we’re going to be able to do that. And we’re setting ourselves up for the future. So we’re going to learn some lessons, adding all these new capabilities. But I really believe that the supply chain work we’re doing is going to be a differentiator for this year and a differentiator for the company moving forward.

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: And Dana, I was just going to add those costs and intended optimization and benefits will impact gross margin. Our warehousing costs and gross margin, not in SG&A.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operations Officer: And Dana, you asked about the loyalty program too. We relaunched our loyalty program in the second quarter. We’re thrilled with those results. So we previously had a pretty successful program. But it gave out rich rewards, which was fine, but those rich rewards didn’t hit a broad enough to our customer base. We changed the program to ensure that more customers got rewards, but actually lowered the value of those rewards. And the result has been increased participation in the program, increased redemption. And we think it’s a winner for us — forward. So we also brought that technology in-house, which is going to give us a lot more flexibility to adjust the program, incent customers and respond to the environment. So we feel great about the new loyalty programs, the team did an excellent job launching it.

Dana Telsey – Telsey Advisory Group Analyst: Thank you.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Thanks, Michael. So that completes our call today. Thanks for your participation, and have a great day. Thank you.

Operator: Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.